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Empire Resorts, Inc.

Empire Resorts Contact:                     Investor Contact:
Charles A. Degliomini                       Jody Burfening / Chris Witty
VP, Corporate Communications &              Lippert/Heilshorn & Associates, Inc.
Government Relations                        (212) 838-3777
(845) 807-0001                              cwitty@lhai.com

FOR IMMEDIATE RELEASE

                   EMPIRE RESORTS ANNOUNCES PROGRESS WITH BIA
           COMPANY AND ST. REGIS MOHAWK TRIBE WORK TOWARD MODIFIED EA

LAS VEGAS, NV, APRIL 13, 2006 - Empire Resorts,  Inc. ("Empire") (NASDAQ:  NYNY)
today announced that its partners, the St. Regis Mohawk Tribe, was notified that the  Department of the  Interior's  Bureau of Indian Affairs (BIA) has completed its review of the Environmental  Assessment (EA) for a proposed transfer of land into trust for a casino at the Monticello  Raceway site. This review  identified certain  items in the EA that need to be  enhanced  and/or  modified;  once such concerns  are  addressed,  a final  modified EA will be submitted to the BIA for review and approval.

David P. Hanlon, Empire's President and CEO, commented,  "The list of items from the Department of the Interior is consistent with our  expectations and provides a definitive  roadmap for moving forward with the environmental  assessment.  We have  already  begun  work on all  remaining  items - such that we can  obtain a modified EA as soon as possible."

ABOUT EMPIRE RESORTS
Empire  operates the  Monticello  Raceway and is involved in the  development of other legal gaming venues.  Empire opened Mighty M Gaming at the Raceway site on
June 30, 2004.  This facility  features over 1,500 video gaming  machines (VGMs)
and amenities such as a 350-seat buffet and live  entertainment.  Empire is also working to develop a "Class III" Native American casino for the St. Regis Mohawk
Tribe on a site adjacent to the Raceway and other gaming and  non-gaming  resort projects in the Catskills  region and other areas.  For more  information  visit
www.empireresorts.com

Statements in this press release  regarding the company's  business that are not historical  facts  are  "forward-looking  statements"  that  involve  risks  and uncertainties,  including  the  need for  regulatory  approvals,  financing  and successful completion of construction. The company wishes to caution readers not to place undue reliance on such forward-looking statements, which statements are made pursuant to the Private  Securities  Litigation  Reform Act of 1994, and as
such,  speak only as of the date made.  To the extent the  content of this press release  includes  forward-looking  statements,  they involve  various risks and uncertainties  including  (i) the risk that the various  approvals  necessary as described  herein and other  approvals  required to be obtained  from the United
States  Congress,  the Bureau of Indian  Affairs,  the  National  Indian  Gaming
Regulatory  Commission,  the Governor of the State of New York and various other federal,  State and local governmental entities are not received,  (ii) the risk that financing  necessary for the proposed  programs or projects may not be able
to  be  obtained  because  of  credit  factors,   market   conditions  or  other
contingencies,  (iii) the risk that sovereign  Native  American  governments may exercise  certain broad rights with regard to termination of its agreements with the company (iv) the risk of  non-compliance  by various  counterparties  of the related  agreements,  and (v) general  risks  affecting the company as described from  time to time in it's  reports  filed  with  the  Securities  and  Exchange
Commission.  For a full discussion of such risks and uncertainties,  which could cause  actual  results to differ  from those  contained  in the  forward-looking statements,  see "Risk Factors" in the company's  Annual Report or Form 10-K for the most recently ended fiscal year.